DATA KNIGHTS ACQUISITION CORP.

May 5, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Charlie Guidry

Re:	Data Knights Acquisition Corp. (the “Company”) Registration Statement on Form S-1 (File No. 333-254029) (the “Registration Statement”)

Dear Mr. Guidry,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., Eastern time, on Thursday, May 6, 2021, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at 011-44-208-090-2009 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

Trident Court, 1 Oakcroft Road, Chessington, Surrey, KT9 1BD, United Kingdom • Tel: 011.44.208.090.2009

Very truly yours,

Data Knights Acquisition Corp.

By:	/s/ Barry Anderson
Name:	Barry Anderson
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]